QuickLinks -- Click here to rapidly navigate through this document
THE CHUBB CORPORATION 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615

March 25, 2005

Dear Shareholder:

        You are cordially invited to attend the 2005 Annual Meeting of Shareholders of The Chubb Corporation, which will be held on April 26, 2005 at 10:00 a.m., local time, in the Amphitheater of our corporate headquarters located at 15 Mountain View Road, Warren, New Jersey 07059.

        Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of 2005 Annual Meeting of Shareholders and Proxy Statement.

        Your vote is important. Regardless of whether you are able to attend, it is important that your shares be represented at the meeting. You may vote over the internet, as well as by telephone or by returning your proxy card. Directions for using these voting options are provided in the enclosed materials.

        On behalf of the Board of Directors and the management of Chubb, I extend our appreciation for your continued support.

Yours sincerely,

John D. Finnegan Chairman, President and Chief Executive Officer

THE CHUBB CORPORATION 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 26, 2005 at 10:00 a.m., local time
PLACE	Amphitheater The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059
ITEMS OF BUSINESS	(1) To elect 13 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.
(2) To ratify the appointment of Ernst & Young LLP as independent auditor.
(3) To transact such other business as may be properly brought before the meeting or at any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 7, 2005.
ADJOURNMENTS AND POSTPONEMENTS
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
VOTING BY PROXY	To assure your representation at the annual meeting, please fill in, sign, date and return the accompanying proxy card in the enclosed addressed envelope, or follow the instructions attached to the proxy card to vote using a touch-tone telephone or by accessing the internet. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.
ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 7, 2005. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver's license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 10:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.
By order of the Board of Directors,
Henry G. Gulick Vice President and Secretary

March 25, 2005

THE CHUBB CORPORATION 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615

2005 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

Critical Accounting Policies	19
Independence	19
Inclusion of Consolidated Financial Statements in Form 10-K	19
Organization & Compensation Committee Report	20
Compensation Policies	20
Compensation Strategy	20
Deductibility of Compensation in Excess of $1 Million	20
Components of Compensation	21
Base Salary	21
Annual Cash Incentive Awards for 2004	21
Long-Term Incentive Awards	23
Benefits	25
Share Ownership	25
CEO Compensation	26
Executive Compensation	27
Summary Compensation Table	27
Aggregated Option/SAR Exercises in 2004 and Option/SAR Values on December 31, 2004	29
2004 Long-Term Executive Incentive Plan Awards	30
Pension Program	30
Deferred Compensation Plans	33
Employment and Change in Control Agreements	33
Mr. Finnegan	33
Messrs. Motamed, O'Reilly and Degnan	35
Equity Compensation Plan Information	37
Security Ownership of Certain Beneficial Owners and Management	39
Certain Transactions and Other Matters	44
Transactions with Certain Shareholders	44
Transactions with Directors, Executive Officers and their Associates	44
Section 16(a) Beneficial Ownership Reporting Compliance	44
Stock Performance Graph	45
Proposal 1 Election of Directors	46
Proposal 2 Ratification of Appointment of Independent Auditor	47
Solicitation of Proxies	48
2006 Shareholder Proposals and Nominations	48
Annex A The Chubb Corporation Policy on Pre-Approval of Independent Auditor Services	A-1

ii

THE CHUBB CORPORATION 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615

PROXY STATEMENT

PROXY AND VOTING INFORMATION

        Our Board of Directors has provided you with these proxy materials in connection with our solicitation of proxies to be voted at the annual meeting of shareholders. We will hold the annual meeting on Tuesday, April 26, 2005 in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey, beginning at 10:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as "Chubb," "we," "us," or "our." We first began mailing this proxy statement and accompanying proxy card on or about March 25, 2005.

Who Can Vote

        Our Board has set March 7, 2005 as the record date for the annual meeting. Shareholders of record of our common stock at the close of business on March 7, 2005 may vote at the annual meeting.

How Many Shares Can Be Voted

        Each shareholder has one vote for each share of common stock owned at the close of business on the record date. On the record date, 194,166,186 shares of our common stock were outstanding.

How You Can Vote

        Record Holders.    If your shares are registered in your name with EquiServe Trust Company, N.A., our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and these proxy materials are being sent directly to you by us. Shareholders of record can vote in person at the annual meeting or give their proxy to be voted at the meeting in any one of the following ways:

  •
  over the internet;

  •
  by telephone; or

  •
  by completing and mailing the enclosed proxy card.

        The internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by using the internet or by telephone, please refer to the voting instructions attached to your proxy card. If you wish to vote using the enclosed proxy card, please sign, date and return your proxy card before the annual meeting, and we will vote your shares as you direct.

        Chubb Plan Participants.    If you are a participant in our 401(k) plan, your proxy will incorporate all shares allocated to you in the plan (Plan Shares), which you may vote over the internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the meeting. Your proxy will serve as a voting instruction for the trustees of those plans. If your voting instructions are not received by April 21, 2005 any Plan Shares you hold will be voted in proportion to the way the other plan participants vote their shares.

        Brokerage and Other Account Holders.    You are considered to be the beneficial owner of shares held for you in an account by a broker, bank or other nominee. These proxy materials are being forwarded to you with respect to those shares by your broker, bank or nominee who is the shareholder of record. You have the right to direct your broker, bank or nominee on how to vote, and you may also attend the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card. Beneficial owners of shares who wish to vote at the meeting must obtain a legal proxy from their broker, bank or nominee and present it at the meeting. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of the broker, bank or nominee. Please refer to the voting instructions of your broker, bank or nominee for directions as to how to vote shares that you beneficially own.

        Voting.    Whether you vote over the internet, by telephone or by mail, you can specify whether you wish to vote your shares for or have your vote withheld from all, some, or none of the nominees for election as director (Proposal 1 on the proxy card). You can also specify whether you vote for or against, or abstain from, Proposal 2. If you abstain, your vote will not count for or against Proposal 2.

        If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends, which is "FOR" the election of each of the nominees for director as set forth under Proposal 1 below and "FOR" ratification of the appointment of Ernst & Young LLP as independent auditor as described in Proposal 2 below.

Revocation of Proxies

        If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

  •
  by notifying our Corporate Secretary of the revocation in writing;

  •
  by delivering a duly executed proxy card bearing a later date;

  •
  by properly submitting a new timely and valid proxy via the internet or by telephone after the date of the revoked proxy; or

  •
  by voting in person at the annual meeting.

        You will not revoke a proxy merely by attending the annual meeting. To revoke a proxy, you must take one of the actions described above.

        If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Required Votes

        The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum. For Proposal 1, election of directors, directors are elected by a plurality of the votes cast at the annual meeting. This means that the 13 nominees receiving the greatest number of votes will be elected as directors. Approval of Proposal 2, ratification of the appointment of Ernst & Young LLP as independent auditor, requires the affirmative vote of a majority of the votes cast on the proposal at the meeting. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from beneficial owners (broker non-votes) also are counted as shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and will not be counted either "for" or "against" these proposals and, accordingly, will have no effect on the outcome of the vote for Proposals 1 or 2.

Other Matters to be Acted upon at the Meeting

        Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the annual meeting. If any matter other than those described in this proxy statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

        Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Combined Annual Report and Form 10-K

        We have prepared a combined Form 10-K and 2004 Annual Report to Shareholders in accordance with the rules of the Securities and Exchange Commission (SEC). A copy of this combined report, which is not a part of the proxy soliciting materials, accompanies this proxy statement and proxy card. This report is available on our website at www.chubb.com. It also is available without charge by sending a written request to The Chubb Corporation, attention of the Corporate Secretary at 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

Important Notice about Security

        All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver's license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

        Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (NYSE). The key components of this framework are set forth in the following documents:

  •
  our Restated Certificate of Incorporation;

  •
  our By-Laws;

  •
  our Audit Committee Charter;

  •
  our Corporate Governance & Nominating Committee Charter;

  •
  our Organization & Compensation Committee Charter;

  •
  our Corporate Governance Guidelines;

  •
  our Code of Business Conduct; and

  •
  our Code of Ethics for CEO and Senior Financial Officers.

        Copies of each of these documents are available on our website at www.chubb.com. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies with respect to:

  •
  the size of our Board;

  •
  director independence and minimum qualifications;

  •
  factors to be considered in selecting candidates to serve on our Board;

  •
  director nominating procedures, including the procedures by which shareholders may propose director candidates;

  •
  term limits, director retirement, director resignations upon job change and Board vacancies;

  •
  directors' outside directorships and outside audit committee service;

  •
  role and responsibilities of the independent Lead Director;

  •
  director responsibilities;

  •
  director attendance at Board meetings, committee meetings and the annual shareholders meeting;

  •
  executive sessions of our independent directors;

  •
  director access to management and our Board's ability to retain outside consultants;

  •
  director compensation;

  •
  stock ownership guidelines for directors and certain employees;

  •
  administration of our legal compliance and ethics program;

  •
  charitable contributions and related party transactions;

  •
  director orientation and continuing education;

  •
  management succession and evaluation of the Chief Executive Officer;

  •
  annual self-assessments of the Board and each of the Audit Committee, the Corporate Governance & Nominating Committee (the Governance Committee) and the Organization & Compensation Committee (the Compensation Committee); and

  •
  shareholder access to our Board and Audit Committee.

Director Qualifications and Candidate Considerations

        Our Board has established the Governance Committee which is comprised solely of directors satisfying the independence requirements of the NYSE. A copy of the charter of the Governance Committee is available on our website at www.chubb.com. Copies also are available by sending a written request to our Corporate Secretary. The Governance Committee is responsible, among other things, for:

  •
  recruiting qualified independent directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board's function effectively and who meet the needs of our Board; and

  •
  identifying the respective qualifications needed for directors serving on the committees of the Board and serving as chairmen of such committees, recommending to the Board the nomination of persons meeting such respective qualifications to the appropriate committees of the Board and as chairmen of such committees, and taking a leadership role in shaping our corporate governance policies.

        We require that our Board have a majority of directors who meet the criteria for independence under applicable law and the rules of the NYSE. We believe that variety in the lengths of service among the directors benefits us. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by the Governance Committee. Individuals who would be age 72 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require that in every instance directors who retire or change from the position they held when they were elected to the Board resign, it does require that the Governance Committee consider the desirability of continued Board membership under the circumstances.

        The Governance Committee considers a number of factors in selecting director candidates, including:

  •
  the personal and professional ethics, integrity and values of the candidate;

  •
  the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

  •
  the diversity of the existing Board, so that we maintain a diverse body of directors, with diversity reflecting gender, ethnic background, and geographic and professional experience;

  •
  whether the professional experience and industry expertise of the candidate will complement that of the existing Board;

  •
  the compatibility of the candidate with the existing Board;

  •
  the length of tenure of the members of the existing Board;

  •
  the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than four other public companies;

  •
  the number of public company audit committees on which the candidate serves or intends to serve, with the expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

  •
  the candidate's service on the boards of directors of other for profit, not-for-profit, trade associations or industry associations;

  •
  the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

  •
  the commitment of the candidate to serve on our Board for an extended period of time; and

  •
  such other attributes of the candidate and external factors as the Governance Committee deems appropriate.

        The Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Director Independence

        Our Governance Committee reviews each director's independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the NYSE. No member of our Board will be considered independent unless the Governance Committee determines that the director has no material relationship with us that would affect the director's independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, in our Corporate Governance Guidelines, we have identified the following categories of relationships which should not affect a director's independence and therefore are deemed immaterial:

  •
  Charitable contributions made by us to any organization:

  •
  pursuant to our Matching Gifts Program on terms applicable to employees and directors;

  •
  in amounts that do not exceed $25,000 per year; or

  •
  that have been approved by the Governance Committee.

  •
  Commercial relationships with any entity or organization where the annual sales to, or purchases from, us are less than two percent of our annual revenue and less than two percent of the annual revenue of the other entity or organization.

  •
  Insurance, reinsurance and other risk transfer arrangements entered into in the ordinary course of business on an arm's length basis.

        Although not required by law or the NYSE, because we act primarily as a holding company, our Board believes that it is in our best interest and the best interest of our shareholders for our principal operating subsidiary, Federal Insurance Company, to have a majority of its directors meet the criteria for independence applicable to our directors. As a result, for 2004, as the sole shareholder of Federal Insurance Company, we elected to its board of directors the members of our Board, and persons who serve as members of our Board's committees were appointed by the board of directors of Federal Insurance Company to serve on the same committees of the board of directors of Federal Insurance Company. Our Board believes that such board and committee responsibilities are consistent with the independence requirements applicable to service on our Board and its committees and that simultaneous service on our Board and on the board of directors of Federal Insurance Company and their respective committees enhances the effectiveness of such service.

        Our Board reviewed director independence in 2004 based on the assessment of the Governance Committee. During this review, our Board considered relationships and transactions during the year between each director, or any member of the director's immediate family, and us. As a result of its review, our Board determined that each of our directors, other than Mr. Finnegan, who is our Chairman, President and Chief Executive Officer, is independent. In reaching this determination, the Board noted the following charitable contributions which were previously approved by the Governance Committee:

  •
  A contribution of $60,000 was made to the Institute for Civil Justice, a part of RAND Corporation. We have been a long time supporter of the Institute. Until January 2004, Ambassador Seitz served as an advisor to RAND Europe, which is also a subsidiary of RAND. Ambassador Seitz did not receive compensation from RAND Europe in connection with his advisory services.

  •
  The fifth annual installment, in the amount of $80,000, of an $800,000 pledge we made in February 2000 to the Friends of the National Zoo (which pledge is to be paid in ten equal annual installments commencing in 2000). The National Zoo is part of the Smithsonian Institution. Mr. Small is Secretary of the Smithsonian Institution and Ms. Burke is its Deputy Secretary and Chief Operating Officer. Ms. Williams' husband retired from his position as a Regent of the Smithsonian Institution on December 31, 2004.

        Our Board determined that none of these relationships impaired the independence of any director and that all of the directors, other than Mr. Finnegan, are independent.

Nominating Procedures

        The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Board has delegated responsibility for identifying director candidates to the Governance Committee, which meets periodically to consider the slate of nominees for election at our next annual meeting. If appropriate, the Governance Committee schedules follow-up meetings and interviews with potential candidates. The Governance Committee submits its recommended nominee slate to our entire Board for approval.

        The Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, the Governance Committee may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

        The procedures for shareholders to propose director candidates are set forth in Article I, Section 10 of our By-Laws. For a shareholder proposed candidate to be considered, in addition to complying with the notice period described in our By-Laws, the shareholder must provide:

  •
  all information relating to each person whom the shareholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (Exchange Act), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if so elected;

  •
  the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

  •
  the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

        The Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as the Governance Committee deems appropriate. This information is necessary to allow the Governance Committee to evaluate the shareholder's proposed candidate on the same basis as those candidates referred through directors, members of management or by consultants the Governance Committee retains. The Governance Committee will not consider any candidate who it concludes does not meet its minimum director qualifications described above.

        Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the section of this proxy statement entitled "2006 Shareholder Proposals and Nominations" and the SEC rules relating to shareholder proposal submission procedures.

Lead Director

        Our Board annually elects an independent director to serve as Lead Director to ensure our Board's independence and proper functioning when, as is presently the case, the offices of Chief Executive Officer and Chairman of the Board are combined. The Lead Director has the following authority:

  •
  to call special meetings of the Board;

  •
  to call special meetings of any committee of the Board;

  •
  with the consent of a majority of the members of our Board's Executive Committee, to call special meetings of the shareholders;

  •
  in the absence of the Chairman of the Board, to preside at meetings of the Board;

  •
  to preside at all executive sessions of the non-management directors and the independent directors;

  •
  in the absence of the Chairman of the Board, to preside at shareholder meetings;

  •
  to provide direction regarding the meeting schedule, information to be sent to the Board and the agenda for the Board meetings to assure that there is sufficient time for discussion of all agenda items;

  •
  at the Lead Director's election, to attend committee meetings of any committee on which he or she is not otherwise a member;

  •
  to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any officer of Chubb in advance; and

  •
  to exercise such additional powers as may be conferred upon the office of Lead Director by resolution of the Board or the Governance Committee from time to time.

        The Lead Director serves on our Board's Executive Committee and is eligible to serve on any or all other committees of the Board. The office of Lead Director is not subject to term limits. Joel J. Cohen has served as our Lead Director since December 2003 when our Chief Executive Officer, John D. Finnegan, succeeded Mr. Cohen as Chairman of the Board.

Contacting our Board of Directors and Audit Committee

  Director Communications

        Shareholders interested in contacting our Board, the Chairman of the Board, the Lead Director or any individual director are invited to do so by writing to them in care of the Corporate Secretary at:

  The Chubb Corporation
  15 Mountain View Road
  P.O. Box 1615
  Warren, New Jersey 07061-1615

        Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of our Board using the procedures described below. Shareholder communications addressed to a particular director will be referred to that director. All other shareholder communications addressed to our Board will be referred to our Lead Director and tracked by the Corporate Secretary.

  Audit Committee Communications

        Complaints and concerns relating to our accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of our Board, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through our General Counsel by writing to:

  Senior Vice President and General Counsel
  The Chubb Corporation
  15 Mountain View Road
  P.O. Box 1615
  Warren, New Jersey 07061-1615
   GeneralCounsel@chubb.com

        All such concerns will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Audit, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

        Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Required Certifications

        As of the mailing date of this proxy statement, our Chief Executive Officer and Chief Financial Officer have timely delivered the certifications required under applicable rules of the SEC and the NYSE.

Meeting Attendance and Related Matters

        Our directors are expected to attend all Board meetings, meetings of committees on which they serve and the annual meeting of shareholders. Except for four directors who were unavoidably delayed due to a major traffic accident, all of our directors attended the 2004 annual meeting of shareholders. Directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. The Chairman of the Board generally presides at all Board meetings. In December 2003, our Board decided to re-combine the offices of Chairman of the Board and Chief Executive Officer, which the Board previously had separated when John D. Finnegan was hired from outside Chubb to serve as our President and Chief Executive Officer. In December 2003, our Board also elected Joel J. Cohen, who had served as non-executive Chairman, to serve as Lead Director. The Lead Director presides at all executive sessions of our non-management and independent directors.

        All of our directors also are directors of our principal insurance company subsidiary, Federal Insurance Company. It is the practice of our Board to hold concurrent meetings with the board of directors of Federal Insurance Company. In 2004, our Board met six times. All of our incumbent directors attended at least 75% of the meetings of our Board and the committees on which they served.

Audit Committee

        The Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. The Audit Committee also is responsible for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent auditor, the performance of our internal audit function and independent auditor and other significant financial matters. Our Board has designated James M. Cornelius, an independent director, as our "audit committee financial expert" (as defined by SEC rules). Mr. Cornelius presently serves on the audit committees of three other public companies. Our Board of Directors has determined that this service does not impair Mr. Cornelius' ability to effectively serve on our Audit Committee. In 2004, the Audit Committee met eight times. The Audit Committee Report for 2004 is set forth in this proxy statement.

Governance Committee

        The Governance Committee assists our Board in identifying individuals qualified to become members of the Board and oversees the annual evaluation of the Board and each committee. As provided in its charter, the Governance Committee also makes recommendations to the Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of the Board, designees for chairmen of the committees, non-employee director compensation and corporate governance guidelines. In 2004, the Governance Committee met six times.

Compensation Committee

        The Compensation Committee discharges the Board's responsibilities relating to compensation of our executives. The Compensation Committee's primary responsibilities include establishing general compensation policies and overseeing the development and implementation of compensation and benefit programs. The Compensation Committee also evaluates the performance and sets the compensation of our Chief Executive Officer. In addition, the Compensation Committee recommends the form and amount of compensation for the non-management directors of our Board, subject to review by the Governance Committee and approval by the Board. The Compensation Committee's duties also include administering several of our incentive compensation and equity plans. In 2004, the Compensation Committee met five times. The Organization & Compensation Committee Report for 2004 is set forth in this proxy statement.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a current or former officer or employee of Chubb or any of our subsidiaries. There were no Compensation Committee interlocks, within the meaning of the SEC's proxy rules, with other companies during 2004.

Directors' Compensation

  Cash Compensation

        Non-employee directors received the following cash compensation:

	2004	2003
Annual Director Stipend	$35,000	$35,000
Lead Director Annual Supplemental Stipend	50,000	N/A
Annual Non-Executive Chairman's Stipend	N/A	200,000
Fee Per Board and Committee Meeting	1,500	1,500
Annual Committee Stipend	7,500	7,500
Audit Committee and Compensation Committee Chairmen's Stipend (in lieu of regular committee stipend)	15,000	15,000
Governance Committee Chairman's Stipend (in lieu of regular committee stipend)	10,000	10,000

        Under our Deferred Compensation Plan for Directors, directors who are not officers or employees of Chubb or any of our subsidiaries may defer receipt of all or a portion of their cash compensation. The amounts are payable at the option of the director either upon the director's termination of service or at a specified date chosen by the director. This plan provides that amounts deferred may be invested in:

  •
  a cash account which earns interest at the prime rate;

  •
  a market value account with units based on the market value of our common stock; or

  •
  a shareholder's equity account with units based on the book value of our common stock.

        Our Board has adopted guidelines suggesting that eligible non-employee directors voluntarily defer 50% of all stipends into a market value account. A participant may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash except for the market value account which is paid in shares of our common stock. At December 31, 2004, deferred compensation accounts were maintained for ten directors, of which seven directors are currently deferring compensation pursuant to this plan. For 2004, directors deferred an aggregate of $289,875 of compensation.

        At December 31, 2004, the aggregate account values reflecting directors' deferrals and earnings on such deferrals were as follows:

Cash Account	$59,705
Market Value Account	$2,821,852
Shareholder's Equity Account	$397,499

        During 2004, Messrs. Seitz and Small recognized imputed income of $1,866 and $206, respectively, in connection with life insurance policies purchased prior to 2002 under our Estate Enhancement Program. The cost of the life insurance policies to us will not exceed the after-tax cost we expect to incur in connection with the payment of previously deferred amounts under the Deferred Compensation Plan for Directors. No policies have been purchased since the enactment of the Sarbanes-Oxley Act of 2002.

  Equity Compensation

        The Chubb Corporation Stock Option Plan for Non-Employee Directors was originally adopted by the Board and approved by shareholders in 1988. From 1988 through 2001 it was amended three times to adjust the number of shares issuable thereunder. In 2004, our shareholders voted to replace The Chubb Corporation Stock Option Plan for Non-Employee Directors with The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the 2004 Director Plan).

        The 2004 Director Plan is administered by the Governance Committee. Subject to adjustment upon the occurrence of certain events described below, a maximum of 250,000 shares may be issued under the 2004 Director Plan in respect of annual and discretionary stock-based awards. The 2004 Director Plan provides for a specific level of annual grants to be made to each non-employee director in the form of performance shares and stock units. The 2004 Director Plan also authorizes the Governance Committee to make additional grants in its discretion which may be in the form of performance shares, performance units, stock awards, stock units, stock options or stock appreciation rights. Each of the 12 non-employee directors who we expect to continue serving on our Board after the annual meeting will be eligible to receive awards under the 2004 Director Plan.

        Effective immediately following the annual meeting of our shareholders occurring in each calendar year during which the 2004 Director Plan is in effect, each non-employee director then in office will receive an annual grant comprised of performance shares and stock units, where the ratio of performance shares to stock units is three to one. The number of performance shares and stock units in each annual grant will be established so that the aggregate value of the annual grant will be approximately $90,000 (or such higher amount not greater than the value of 1,500 shares of our common stock, as the Governance Committee may determine). The 2004 Director Plan also authorizes the Governance Committee to make grants to non-employee directors in addition to the annual grants described in the preceding paragraph.

These discretionary grants may be made in the form of any type of award authorized for grant under the 2004 Director Plan. It is currently anticipated that discretionary grants will be made to address special circumstances, such as when one or more non-employee directors are called upon to provide services to us above and beyond that required of non-employee directors generally. The Governance Committee will also exercise this discretionary authority to make awards to any non-employee director who is first elected to the Board other than at the time of an annual shareholders meeting.

        Performance shares or units comprise 75% of each annual grant. The payment of performance shares and performance units is conditioned upon meeting one or more specified performance goals. Subject to the Governance Committee's discretion to adjust the applicable performance goal as it deems equitable to reflect unusual or non-recurring events affecting us or changes in tax law or accounting principles or other factors, the performance goal with respect to any such annual grant will be the total return to our shareholders, inclusive of dividends paid, during the applicable performance period, determined relative to the total shareholder return of the companies included in the Standard & Poor's 500 Index on the date the annual grant is made, who will have continued to file public reports which will allow us to perform such comparison for the entire time covering the performance period. The Governance Committee may provide at grant that, depending on actual performance measured against the stated performance goals, the amount payable in respect of performance shares and units will range from 0% to 200% of the target grant for each such award. A non-employee director whose service as a member of the Board terminates during a performance cycle will be entitled to receive the same payment in respect of performance shares (including those made as part of the annual grant) and performance units, without proration, that would have been payable had his or her service continued until the end of the applicable performance cycle. Any amount payable to a departed non-employee director will generally be paid at the same time as amounts in respect of similar awards are paid to other participants in the 2004 Director Plan (or at such earlier time as the Governance Committee may permit). However, if a non-employee director is removed from the Board for cause (or resigns in anticipation of such removal) the director will forfeit all rights to receive any payment in respect of his or her outstanding performance shares or performance units.

        Stock or stock units comprise 25% of each annual grant. These awards fully vest immediately upon grant. However, if a non-employee director is removed from the Board for cause (or resigns in anticipation of such removal), the director will forfeit all rights to receive any payment in respect of his or her outstanding stock units.

  Director Stock Ownership Guidelines

        Our Board has adopted a stock ownership guideline which provides that within five years of the later of first being elected and June 2003, a director should achieve an ownership level in our common stock or common stock equivalents, such as market value equivalents, which has a value equal to five times the annual stipend paid to non-employee directors for Board service.

  Director's Charitable Award Program

        Effective January 1, 1992, we established the Director's Charitable Award Program. Under the program, which is administered by the Compensation Committee, each non-employee director following his or her first election to the Board by shareholders may recommend that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. The program may be funded by us through, among other things, the purchase of life insurance policies on the lives of the directors. Generally, eligible directors are paired for purposes of buying second-to-die life insurance policies. The proceeds of this policy are used to fund the contributions to the organizations selected by the directors upon the death of the second paired director. At March 7, 2005, 10 current directors were participating in the program. We may amend or terminate the program at our election at any time. In addition, the director is entitled to change his or her designated charities at any time.

OUR BOARD OF DIRECTORS

        Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of our directors other than our Chief Executive Officer is independent. Our Corporate Governance Guidelines provide that no director may be nominated to a new term if the director would be age 72 or older at the time of election.

        The name, age, principal occupation and length of service of each incumbent director, together with certain other biographical information, are set forth below. Our shareholders elected each of this year's nominees to serve as directors during 2004. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held. The age of each director is as of April 26, 2005, the date of the annual meeting.

ZOË BAIRD (Age 52)
 Director since 1998
Zoë Baird is President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security.
Ms. Baird's career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O'Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton's Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 - 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including the Convergys Corporation, Brookings Institution and IBM's World Community Grid Advisory Board, among others.

SHEILA P. BURKE (Age 54)
 Director since 1997
Deputy Secretary and Chief Operating Officer, Smithsonian Institution, since December 2003. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003 and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke is also a Trustee of the American Board of Internal Medicine Foundation, and the University of San Francisco and is a member of the Medicare Payment Advisory Commission. Ms. Burke also serves on the boards of Wellpoint Health Networks, the Kaiser Family Foundation, the Kaiser Commission on the Future of Medicaid and Uninsured and The National Advisory Council at the Center for State Health Policy.

JAMES I. CASH, JR. (Age 57)
 Director since 1996
Retired from The James E. Robison Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company, Microsoft Corporation, Phase Forward Inc. and Scientific Atlanta, Inc. Dr. Cash also serves on the boards of Harlem Children's Zone, Babson College, Massachusetts General Hospital Partners Healthcare and Newton Wellesley Hospital.

JOEL J. COHEN (Age 67)
 Director since 1984
Chairman and Co-Chief Executive Officer of Sagent Advisors Inc., a financial advisory firm, since September 2003. Mr. Cohen has been Lead Director of Chubb's Board of Directors since December 2003 and was Chairman of the Board (non-executive) from December 2002 to December 2003. Mr. Cohen previously was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a leading investment and merchant bank, until his retirement in November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of the law firm Davis Polk & Wardwell. Mr. Cohen also serves on the boards of Borders Group, Inc. and Maersk, Inc.

JAMES M. CORNELIUS (Age 61)
 Director since 1998
Mr. Cornelius serves as non-executive Board Chairman of Guidant Corporation. On December 15, 2004, Guidant announced it was being acquired by Johnson & Johnson with closing anticipated in mid 2005. Mr. Cornelius previously had served as executive Chairman of Guidant from 1995 until his retirement as an employee in August 2000. Mr. Cornelius serves on the boards of Guidant Corporation, DirecTV Group, Bristol-Myers Squibb, Given Imaging, Ltd. and The National Bank of Indianapolis Corporation. Mr. Cornelius also serves as Treasurer of the Board of Governors of the Indianapolis Museum of Art.

JOHN D. FINNEGAN (Age 56)
 Director since 2002
President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors from 1976 to December 2002. Mr. Finnegan also serves on the board of directors of Merrill Lynch & Co., Inc. and the board of the United Negro College Fund.

KLAUS J. MANGOLD (Age 61)
 Director since 2001
Executive Advisor to the Chairman of DaimlerChrysler AG since December 2003. Dr. Mangold previously served as a member of the Board of Management of DaimlerChrysler AG and as Chairman of the Board of Management of DaimlerChrysler Services AG, a provider of financial services and a subsidiary of DaimlerChrysler AG, until December 2003. DaimlerChrysler AG is primarily engaged in the development, manufacture, distribution and sale and financing of a wide range of automotive products. Dr. Mangold also serves on the boards of Metro AG, Magna International Inc. and Jenoptik AG. He is also a Vice Chairman of Rothschild and Cie, London- Paris and Chairman of the Advisory Board of Rothschild and Cie, Germany.

SIR DAVID G. SCHOLEY, CBE (Age 69)
 Director since 1991
Senior Advisor, UBS Investment Bank, a global, integrated investment services firm and bank, since 1995. He is Chairman of the Trustees of the National Portrait Gallery, London. He is also Chairman of Close Brothers Group plc and serves on the boards of Anglo American plc and Vodafone Group plc.

RAYMOND G.H. SEITZ (Age 64)
 Director since 1994
Vice Chairman, Lehman International (Europe), a global investment bank, from April 1995 to April 2003, following his retirement as Ambassador of the United States of America to the Court of St. James's. Ambassador Seitz serves on the board of PCCW. He also was appointed to the Special Committee of the Board of Hollinger International Inc. in July 2003, and to its full Board. In May 2004, Mr. Seitz was named Contributing Editor to Conde Nast Traveller magazine (UK).

LAWRENCE M. SMALL (Age 63)
 Director since 1989
Secretary of the Smithsonian Institution since January 2000. The Smithsonian Institution is the world's largest museum and research complex, with 18 museums and galleries, the National Zoo, and several research facilities around the world. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae, a shareholder-owned New York Stock Exchange listed company and the nation's largest source of financing for home mortgages, from 1991 to 2000. Mr. Small also serves on the boards of Marriott International, Inc., New York City's Spanish Repertory Theatre, the National Gallery of Art, the John F. Kennedy Center for the Performing Arts and the Woodrow Wilson International Center for Scholars.

DANIEL E. SOMERS (Age 57)
 Director since 2003
Vice Chairman of Blaylock and Partners LP, an investment banking firm, since January 2002. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001 and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers serves on the boards of The Lubrizol Corporation and Boston Communications Group, Inc. He is also Vice Chairman of the Board of Trustees of Stonehill College and serves on the board of The Newark Boys Chorus School.

KAREN HASTIE WILLIAMS (Age 60)
 Director since 2000
Partner, Crowell & Moring LLP, attorneys, from 1982 until her retirement in January 2005. Ms. Williams also serves on the boards of Continental Airlines Inc., Gannett Company, Inc., SunTrust Banks, Inc. and Washington Gas Light Holdings, Inc. She is also Trustee, Amherst College, Black Student Fund and NAACP Legal Defense and Education Fund.

ALFRED W. ZOLLAR (Age 50)
 Director since 2001
General Manager, Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, since July 2004. Mr. Zollar previously had been General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000 and General Manager, Network Software, IBM Corporation, from 1996 to 1998. Mr. Zollar also serves on the board of the Executive Leadership Council.

COMMITTEE ASSIGNMENTS

        Our Board has established six committees to assist the Board in fulfilling its responsibilities. Those committees are the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Governance Committee, and the Pension & Profit Sharing Committee. The charter for each of the Audit, Compensation and Governance Committees, which are available on our website at www.chubb.com, requires that all members satisfy the independence requirements of the NYSE. The Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual shareholders' meeting. Current members of our committees are identified below:

Audit Committee

James M. Cornelius (Chair)	Daniel E. Somers
Zoë Baird	Alfred W. Zollar
Joel J. Cohen

Compensation Committee

Daniel E. Somers (Chair)	Lawrence M. Small
Sheila P. Burke	Karen Hastie Williams

Executive Committee

John D. Finnegan (Chair)	James M. Cornelius
James I. Cash, Jr.	Daniel E. Somers
Joel J. Cohen

Finance Committee

John D. Finnegan (Chair)	David G. Scholey
Sheila P. Burke	Raymond G.H. Seitz
Klaus J. Mangold	Alfred W. Zollar

Governance Committee

James I. Cash, Jr. (Chair)	Joel J. Cohen
Zoë Baird	Karen Hastie Williams

Pension & Profit Sharing Committee

Sheila P. Burke	Raymond G.H. Seitz
Klaus J. Mangold	Alfred W. Zollar
David G. Scholey

AUDIT COMMITTEE REPORT

Purpose

        The Board has formed the Audit Committee to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independence and qualifications of our independent auditor; and

  •
  the performance of our internal auditors and independent auditor.

Composition and Meetings

        The Audit Committee is composed of five directors, each of whom our Board has determined to be independent and each of whom satisfies the applicable legal and regulatory independence requirements. James M. Cornelius serves as the chairman of the Audit Committee and our Board also has designated him as the audit committee financial expert. The Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting. In addition to Mr. Cornelius, Ms. Baird and Messrs. Cohen, Somers and Zollar presently serve on the Audit Committee. The Audit Committee met eight times during 2004.

Charter and Self-Assessment

        The Audit Committee operates pursuant to its written charter, which has been approved by the Audit Committee and our entire Board. The Audit Committee Charter is subject to review at least annually. It was last revised in February 2005.

        Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2004, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

        Under its charter, the Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The Audit Committee has appointed Ernst & Young LLP to serve as independent auditor. The Audit Committee has recommended to the Board that Ernst & Young's appointment as independent auditor be submitted for ratification by Chubb's shareholders. This matter is described in this proxy statement under the heading "Proposal 2, Ratification of Appointment of Independent Auditor."

Review of Financial Information

        Management is responsible for our internal controls over the financial reporting process and the independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The Audit Committee is charged with overseeing and monitoring these activities on behalf of the Board. During 2004 and the first quarter of 2005, the Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements, our audited consolidated financial statements for the year ended December 31, 2004 and the results of the independent auditor's review of our 2004 quarterly financial statements. In particular, the Audit Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications and SEC Final Rule Release Nos. 33-8183 and 33-8183a.

Critical Accounting Policies

        During its discussions with the independent auditor, the Audit Committee reviewed our critical accounting policies and practices and alternative treatments of financial information.

Independence

        The Audit Committee received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 and discussed with the independent auditor the firm's independence and objectivity. The Audit Committee has reviewed and pre-approved all fees of the independent auditor for the years ended December 31, 2004 and 2003, and have determined that the provision of these services is compatible with maintaining the independence of the independent auditor.

Inclusion of Consolidated Financial Statements in Form 10-K

        Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the SEC during the first quarter of 2005.

        The foregoing report has been furnished by the following members of the Board of Chubb who comprise the Audit Committee:

James M. Cornelius (Chair)	Daniel E. Somers
Zoë Baird	Alfred W. Zollar
Joel J. Cohen

        This Audit Committee Report shall not be deemed to be "soliciting material," to be "filed" with the Commission, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

        The Organization & Compensation Committee (the Compensation Committee), which establishes and administers our compensation program, has furnished the following report for the year 2004.

Compensation Policies

        Our compensation program is designed to align shareholder interests with our business strategy, values and management initiatives based on the following principles:

  •
  a substantial portion of management's compensation should depend on our overall financial performance;

  •
  members of senior management should be encouraged to own our stock;

  •
  we should attract and retain superior executives by providing them with the opportunity to earn competitive total compensation packages that are aligned with company and individual performance;

  •
  we should reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and

  •
  we should manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

Compensation Strategy

        In 2004, the Compensation Committee continued utilizing the principles and policies it has employed in the past to guide the design and implementation of, and decisions relating to, compensation. To assess the competitiveness of total compensation opportunities for our Chief Executive Officer and the three Vice Chairmen and to validate their pay and performance relationship, the Compensation Committee uses a peer group of 14 companies in the property and casualty insurance and financial services industries. For compensation benchmarking for other members of senior management, the Compensation Committee utilizes a variety of broader industry surveys, which include companies in the property and casualty insurance industry and the insurance and financial services peer group, and assesses data for positions of similar scope and responsibility. The total compensation program for senior management emphasizes performance-based compensation as a significant portion of the total pay mix. The proportion of at-risk pay increases for higher levels of management.

        To assist in the analysis of 2004 executive pay, the Compensation Committee engaged a nationally recognized compensation consultant to review and assess our compensation program. Their study indicated that our compensation program provided competitive total pay opportunities for named executive officers reflective of our compensation strategy, and that total pay received for the prior year was generally aligned with our relative performance versus peers. A significant part of the study included a review of new long-term incentive award alternatives that would help to reduce the emphasis on stock option awards and assist in lowering equity use. The Compensation Committee, with input from management and the consultant, adopted the new program design (as described in this report), and put forth to shareholders The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the 2004 Employee Plan). On April 27, 2004, the shareholders approved the 2004 Employee Plan and all 2004 employee equity awards were made thereunder.

Deductibility of Compensation in Excess of $1 Million

        Under Section 162(m) of the Internal Revenue Code, compensation paid to certain named executive officers in excess of $1 million per year is not deductible for federal income tax purposes by an employer unless the compensation is "performance-based" as described in the regulations under Section 162(m).

The Compensation Committee understands the desirability of designing compensation in a manner which avoids non-deductibility under Section 162(m), but also recognizes the need to structure competitive pay packages that properly incentivize management and aligns their interests with those of our shareholders. For 2004, a substantial portion of the overall compensation paid to our named executive officers is not subject to the deduction limitation of Section 162(m), including base salaries, all annual cash incentive awards and 2004 total shareholder return-based performance share awards. However, we also paid or provided for certain non-deductible compensation, including our named executive officers' performance share payouts relating to the 2002–2004 performance cycle (which were subject to certain retroactive adjustments to account for certain prior year developments, as discussed further below under the heading "—Performance Share Plan Payments").

Components of Compensation

        The primary components of our compensation program for senior management are:

  •
  base salary;

  •
  annual cash incentive awards;

  •
  long-term incentive awards; and

  •
  benefits.

        The level of annual cash and long-term incentive awards, which constitute the majority of the compensation opportunity for members of senior management, varies with corporate, business unit and individual performance.

Base Salary

        Amounts paid as base salary, including merit salary increases, are determined by:

  •
  the employee's individual performance;

  •
  salary level within the established pay range for the individual's position; and

  •
  salaries offered in the industry for comparable positions.

        The Compensation Committee monitors the factors described above and periodically approves changes in base salary for members of senior management.

Annual Cash Incentive Awards for 2004

  Annual Incentive Compensation Methodology

        Annual cash incentive compensation for our executive officers is determined and paid pursuant to our Annual Incentive Compensation Plan (2001). In March 2004, the Compensation Committee established the 2004 target award pool, the annual performance goals and the payout schedules for plan participants. This goal-setting process differed from past practices in two important respects. First, the Compensation Committee replaced its practice of considering year-end adjustments to our financial results based on extraordinary events with formulaic adjustments that are established at the beginning of the performance period. Second, the Compensation Committee eliminated the peer group adjustments that it had utilized in the past. The rationale for each of these actions is discussed, in turn, below.

        With respect to the shift from year-end adjustments to formulaic ones, the Compensation Committee observed that certain unpredictable events relating to prior years, in some cases decades old (such as asbestos-related issues) can have a material impact on current year results and, therefore, have a material impact on the achievement of performance metrics established at the outset of the year. The Compensation Committee's philosophy has been, and continues to be, that it is inappropriate to penalize or reward current employees in respect of these matters.

        For 2004, the Compensation Committee adopted a more systematic approach to address these issues by establishing certain categorical exclusions from corporate results for purposes of the annual incentive compensation formula at the time of its adoption. This eliminated the uncertainty associated with the year-end impact of these unpredictable factors on the pre-established goals and performance metrics. In addition to providing a more equitable incentive compensation calculation, addressing these unpredictable events at the time the award formula was established allowed the bonus payments to be exempt from the deduction limits of Section 162(m) of the Internal Revenue Code.

        As described below, although the Committee established a number of categorical exclusions in March 2004, only one of these exclusions, the $75 million strengthening of asbestos reserves in the fourth quarter, impacted our 2004 performance results.

        Turning to the elimination of peer group adjustments utilized in past years, the Compensation Committee determined that the peer group analysis is of limited utility because the impact of catastrophes and other one-time events can have very different effects on us and our peers, thereby making it difficult to perform a meaningful comparison. The Compensation Committee also noted that, given the emphasis on relative performance in our new long-term incentive program and our reliance on peer group analysis for benchmarking overall compensation generally, it was appropriate to increase the line of sight between our actual performance and bonuses payable under our annual cash incentive program.

  2004 Annual Incentive Compensation Award Pool

        For 2004 annual cash incentive awards, the Compensation Committee calculated the total incentive compensation pool by comparing our results with the pre-established performance metrics—our combined ratio and operating income goals—to which it assigned equal weight. Under the formula adopted in March 2004, the pool could range in size from 0% to 200% of the target dollar award for all participants covered by the Annual Incentive Compensation Plan (2001). Our year-end performance, excluding the increase in asbestos reserves noted above, surpassed our targets for each of the two performance metrics. Under the annual incentive compensation formula, our combined ratio was 91.7% and our operating income was $1,451,200,000. This yielded an award pool of 133.8% of the target. The Compensation Committee determined the final award pool by applying this percentage to the target dollar award pool for each payband.

        In determining actual award payouts for most members of management, 2004 incentive compensation generally was based on three factors:

  •
  the size of the incentive compensation pool;

  •
  the business unit performance (as appropriate); and

  •
  the individual's performance.

        However, for the Chief Executive Officer and the three Vice Chairmen, the Compensation Committee determined their incentive compensation based exclusively on the size of the incentive compensation pool without further adjustment for business unit or individual performance.

Long-Term Incentive Awards

        Long-term incentive awards are made under the 2004 Employee Plan, which the Compensation Committee administers. This plan provides stock-based awards to eligible employees, including the named executive officers and most other levels of management and can include:

  •
  performance share awards (including total shareholder return-based performance shares, described below);

  •
  restricted stock and restricted stock units; and

  •
  stock options.

        Except for stock option grants to employees in certain foreign jurisdictions made for purposes of tax efficiencies, the current intention is to grant only performance shares and restricted stock units.

        These awards are based on guidelines that provide for competitive award opportunities commensurate with payband levels. For the Chief Executive Officer and the three Vice Chairmen, the award opportunities reflect competitive practices within our peer group of 14 insurance and financial services companies against which we benchmark pay opportunities. For other members of senior management, the Compensation Committee generally uses a variety of broader industry surveys which include members of both the 14 company peer group and the broader industry peer group described above in this report under the heading "—Compensation Strategy" in this proxy statement.

  2004 Employee Plan

        We have long had in effect stock-based incentive plans that have allowed us to grant management and other key employees various types of awards, including stock options, performance shares and restricted stock. The use of these programs reflects our Board of Directors' belief that encouraging stock ownership by senior management and other key employees serves to attract, retain and motivate such personnel by providing them a direct, personal financial interest in our continued success. However, our Board has concluded that shifting away from stock options in favor of total shareholder return-based performance shares (TSRs) and restricted stock or units will better align their interests with those of our shareholders and serve as a stronger retention tool for key employees. Accordingly, while there still may be times or circumstances where stock option grants are a more appropriate means of providing long-term incentive, the 2004 Employee Plan emphasizes TSRs, restricted stock and restricted stock units.

        An additional benefit of this shift in award type is that substantially fewer shares are needed to provide competitive awards when grants are primarily in the form of TSRs, restricted stock and restricted stock units, rather than stock options. The number of shares utilized for equity compensation plans is often referred to as stock usage, which we define as a percentage equal to shares granted as equity compensation in a calendar year divided by the outstanding number of shares of common stock. Under The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the 2000 Employee Plan), stock options were the predominant form of equity award and resulted in a stock usage of approximately 2.5% per year. In 2004, our stock usage under the 2004 Employee Plan dropped dramatically to 0.7% assuming TSR payouts at target and 0.9% if the maximum TSR payout is achieved. In shares, this equates to a decline of 2,989,632 shares from 4,711,943 shares granted for all types of equity awards in 2003 to 1,722,311 shares granted in 2004 (assuming a share reserve at the maximum payout for TSRs).

        In 2004, the Compensation Committee granted TSRs representing a total of 857,132 shares, restricted stock units representing an aggregate of 776,244 shares and options (all to employees outside the United States) representing a total of 88,935 shares. All restricted stock unit grants will vest three years after the grant date subject to the grantee's continued service, except in the case of death, disability, attainment of retirement or otherwise as the Compensation Committee may determine.

        We anticipate granting long-term incentive compensation in 2005 using the same award types, approximately the same number of eligible participants and the same award targets as used in 2004 for annual grants to be made in March 2005.

  TSR Awards

        TSR awards are generally granted annually and will become earned, if at all, based on the total shareholder return (share price change plus dividends) for our shareholders over a three-year performance period relative to the total shareholder returns over the same period for the companies in the S&P 500 Index on the date the performance period begins who continue to file public reports through the entire performance period. The number of TSRs granted is based on payband level, an assessment of the recipient's most recent level of performance and anticipated future contributions to our success. The number of TSR shares earned for each three-year performance period can vary from 0% to 200% of the original target award based on attainment of a relative total shareholder return position. Final earned award values are dependent not only on relative TSR performance, but also on the final share price at the end of the three-year period, thus providing a strong link between the interests of employees receiving these awards and those of shareholders.

        For equity awards made to members of senior management (including the named executive officers) in 2004, the Compensation Committee determined that TSRs should comprise 75% of the target dollar amount of long-term compensation for each recipient. The performance cycle for these awards ends on December 31, 2006 and payment of these awards, if any, will be made in March 2007 subject to the grantee's continued service, except in the case of death, disability, attainment of retirement or otherwise as the Compensation Committee may determine.

  Restricted Stock and Restricted Stock Units

        The Compensation Committee intends that restricted stock and restricted stock units will be used in combination with TSRs but will be secondary to these performance-based awards. The Compensation Committee has authority to determine the length of the restricted period, the conditions under which restricted stock and restricted stock units may be forfeited, as well as the other terms and conditions of such awards including the establishment of performance goals for the grant of such awards based on one or more performance criteria. Restricted stock units may be paid, at the discretion of the Compensation Committee, in cash or shares or a combination of both. Unless the Compensation Committee establishes a different period, the restriction period applicable to any award of restricted stock or restricted stock units will lapse on the third anniversary of the date of grant provided the recipient remains employed by us over that period, except in the case of death, disability, attainment of retirement or otherwise as the Compensation Committee may determine. If a participant is (or is reasonably expected to be) a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code for the calendar year in which delivery of such stock would ordinarily be made, we will delay delivery of all such shares of stock to the recipient until six months after the termination of his or her employment with us. It is currently expected that 25% of target long-term compensation awards for senior management will be in the form of restricted stock units.

        For equity awards made to members of senior management (including the named executive officers) in 2004, the Compensation Committee determined that restricted stock units should comprise 25% of the target dollar amount of long-term compensation for each recipient. For other levels of management, equity awards consisted exclusively of restricted stock units. For all 2004 recipients, the restricted stock unit awards vest on the third anniversary of the grant date, except in the case of death, disability, attainment of retirement or otherwise as the Compensation Committee may determine.

  Performance Share Plan Payments

        In 2002, we granted performance shares under the 2000 Employee Plan. The performance cycle for these awards ended on December 31, 2004. The performance criteria for these awards was based on a three-year cumulative earnings per share target established by the Compensation Committee at the time of the grants. As it did last year in determining awards for the three-year performance cycle ended December 31, 2003, the Compensation Committee decided to exclude the impact of the increase in asbestos reserves in the third and fourth quarters of 2002. Similarly, the Compensation Committee also excluded the impact of the asbestos reserve strengthening in 2003 and 2004. In 2004, the Compensation Committee also excluded the positive impact of the second quarter reserve release of $80 million related to World Trade Center loss reserves attributable to the September 11, 2001 terrorist attack. The rationale for these adjustments is that the associated events have a distorting impact on our results and therefore, regardless of whether the events have a positive or negative effect on our results, it is appropriate to exclude them from the formula in the calculation of cumulative earnings per share. By taking these actions, the Compensation Committee reaffirmed its belief that current employees should be rewarded for their efforts during the 2002-2004 performance cycle and their award opportunity should not be materially diminished by the need to increase loss reserves as a result of unforeseen prior year developments in asbestos cases which continue to cause Chubb and the rest of the property and casualty industry to reassess estimates of ultimate asbestos exposure. The Compensation Committee took a consistent position in determining that current employees should not benefit from the favorable development in our World Trade Center loss reserves which was attributable to developments relating to prior years. Taking the foregoing adjustments into account, the Compensation Committee determined that 102.5% of the three-year performance goal was attained, resulting in the award of 105.0% of the performance shares originally granted for the 2002-2004 performance cycle.

Benefits

        Our health care and other core benefit programs are the same for all employees, including the named executive officers. The named executive officers are provided a financial counseling benefit that is available to all Senior Vice Presidents and above and some are provided with access to a business or country club membership for business entertainment purposes. Also, where there is a significant business reason, such as safety, protection of our confidential business information or enhancing efficiency, certain executive officers may be permitted reasonable personal use of company assets, such as corporate aircraft and, in the case of our Chief Executive Officer, a company driver and company-owned automobile. In March 2005, the Board formalized its policy regarding personal use of corporate aircraft.

Share Ownership

        In March 2004, the Compensation Committee approved stock ownership guidelines for members of senior management. The suggested ownership guidelines range from a stock ownership level for the Chief Executive Officer equal to five times base salary to one times base salary for officers at the Senior Vice President level. Members of management subject to the guidelines have a five-year phase-in period beginning on the later of becoming an officer subject to the stock ownership guidelines and May 2004 in which to achieve the suggested ownership level. A provision included in these guidelines provides that an individual will be deemed in compliance with the guidelines if he or she falls below the suggested ownership threshold due to a decline in the price of our stock, provided that the individual has deferred receipt of all restricted stock unit awards granted under the 2004 Employee Plan. These guidelines credit management for shares held outright, shares allocated to their accounts in our retirement plans, unvested restricted stock and restricted stock units and any shares that have been earned but the payment of which has been deferred. Included among any shares earned but deferred will be all shares issuable upon the expiration of the restrictive period applicable to any award of restricted stock units made to the named executive officers who will defer receipt of all such shares until termination of their employment.

CEO Compensation

        John D. Finnegan has been employed as our President and Chief Executive Officer since December 1, 2002. We entered into an employment agreement with Mr. Finnegan effective as of that date. In December 2003, Mr. Finnegan also was named Chairman of the Board. The terms of Mr. Finnegan's employment agreement are summarized in this proxy statement under the heading "Executive Compensation—Employment and Change in Control Agreements." Under the terms of the employment agreement, Mr. Finnegan received a 2004 annual base salary of $1,200,000. During the term of his employment agreement, Mr. Finnegan may receive merit based increases in his base salary in the Compensation Committee's discretion.

        The Compensation Committee granted to Mr. Finnegan on April 27, 2004, 81,429 performance shares having a fair market value as of the grant date of $5,700,030 and 27,142 restricted stock units having a fair market value as of the grant date of $1,899,940. These monetized targets were presented by the Compensation Committee's outside consultant as being competitive and reflective of our executive compensation strategy (to target long-term incentive and total compensation in the second quartile of the peer group discussed above) and were subsequently approved by the Compensation Committee.

        Mr. Finnegan received an annual cash incentive award of $2,000,700 for 2004 which reflected his target award based on the pool generated under the Annual Incentive Compensation Plan (2001). The Compensation Committee noted a number of initiatives pursued at Mr. Finnegan's direction including an emphasis on expense control, underwriting discipline, internal controls, risk reduction, commitment to diversity, attention to performance management and succession management, and the refocusing on core business opportunities which contributed to our very strong 2004 results.

        The foregoing report has been furnished by the following members of the Board who comprise the Compensation Committee:

Daniel E. Somers (Chair)	Lawrence M. Small
Sheila P. Burke	Karen Hastie Williams

        This Organization & Compensation Committee Report shall not be deemed to be "soliciting material," to be "filed" with the Commission, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following Summary Compensation Table sets forth information on compensation earned by or paid to John D. Finnegan (our Chairman, President and Chief Executive Officer) and each of our four other most highly compensated executive officers (with Mr. Finnegan, the named executive officers) during each of the past three fiscal years.

Long-Term Compensation Awards
		Annual Compensation			Securities Underlying Options/ SARs (3)
Named Executive Officer and Principal Position				Restricted Stock Awards (2)		LTIP Payouts (4)	All Other Compen- sation (5)
	Year	Salary	Bonus (1)
John D. Finnegan Chairman, President and CEO	2004 2003 2002	$1,200,000 1,200,000 100,000	$2,000,700 2,265,000 125,000	$1,899,940 1,439,984 3,599,973	— — 620,647	— — —	$255,633 2,272,630 —
Thomas F. Motamed Vice Chairman and Chief Operating Officer	2004 2003 2002	647,501 587,501 512,501	964,000 993,800 446,000	781,200 719,992 1,221,015	— 170,404 110,172	900,714 506,040 267,228	123,820 84,531 43,071
Michael O'Reilly Vice Chairman and Chief Financial Officer	2004 2003 2002	600,000 522,917 442,501	802,800 883,000 379,000	688,730 560,014 720,998	— 152,146 91,810	759,997 426,992 239,046	143,520 73,886 36,458
John J. Degnan Vice Chairman and Chief Administrative Officer	2004 2003 2002	578,750 516,250 452,501	782,700 852,400 379,000	657,440 560,014 720,998	— 152,146 99,156	788,125 458,523 253,137	107,780 73,185 37,275
Paul J. Krump Executive Vice President	2004 2003 2002	391,250 374,000 300,542	501,300 535,000 335,000	99,960 199,995 0	— 11,933 7,841	281,513 110,726 98,455	69,529 57,374 24,371

(1)
Bonus amounts reported for Messrs. Finnegan, Motamed, O'Reilly, Degnan, and Krump for 2003 and 2004 were paid under the Annual Incentive Compensation Plan (2001) (including certain amounts that were deferred at the election of certain of those executives). Bonus amounts reported for Messrs. Finnegan, Motamed, O'Reilly, Degnan and Krump for 2002 were paid outside of the Annual Incentive Compensation Plan (2001) (including certain amounts that were deferred at the election of certain of those executives).

(2)
The value of the restricted stock and restricted stock unit awards included in this column are based on the per share price of our common stock on the date of grant. The total number, value (based on the per share price of our common stock at December 31, 2004 of $76.90), and vesting schedule of outstanding non-vested restricted stock and restricted stock unit awards as of December 31, 2004 are shown in the following chart. Dividends are paid on restricted stock and dividend equivalents are paid on restricted stock units.

Restricted Stock/Restricted Stock Unit Table

Named Executive Officer	Grant Date	Number of Shares/ Units	Percent of all Grants for Applicable Year	Vesting Date	Grant Date Market Value	Market Value*
John D. Finnegan	4/27/2004	27,142	3.5%	4/27/2007	$70.00	$2,087,220
	3/06/2003	31,270	10.4%	3/06/2006	46.05	2,404,663

Total		58,412				4,491,883

Restricted Stock/Restricted Stock Unit Table (Continued)

Named Executive Officer	Grant Date	Number of Shares/ Units	Percent of all Grants for Applicable Year	Vesting Date	Grant Date Market Value	Market Value*
Thomas F. Motamed	4/27/2004	11,160	1.4%	4/27/2007	70.00	858,204
	3/6/2003	15,635	5.2%	3/6/2006	46.05	1,202,332
	11/29/2002	17,117	7.2%	11/29/2007	58.42	1,316,297
	3/7/2002	1,000	0.4%	3/7/2005	73.68	76,900

Total		44,912				3,453,733
Michael O'Reilly	4/27/2004	9,839	1.3%	4/27/2007	70.00	756,619
	3/6/2003	12,161	4.0%	3/6/2006	46.05	935,181
	11/29/2002	8,558	3.6%	11/29/2007	58.42	658,110
	3/7/2002	1,000	0.4%	3/7/2005	73.68	76,900

Total		31,558				2,426,810
John J. Degnan	4/27/2004	9,392	1.2%	4/27/2007	70.00	722,245
	3/6/2003	12,161	4.0%	3/6/2006	46.05	935,181
	11/29/2002	8,558	3.6%	11/29/2007	58.42	658,110
	3/7/2002	1,000	0.4%	3/7/2005	73.68	76,900

Total		31,111				2,392,436
Paul J. Krump	4/27/2004	1,428	0.2%	4/27/2007	70.00	109,813
	3/6/2003	4,343	1.4%	3/6/2006	46.05	333,977
	12/6/2001	3,000	1.1%	12/6/2006	66.45	230,700
	3/2/2000	4,169	2.4%	3/2/2005	47.62	320,596

Total		12,940				995,086
  *
  Based on the per share price of our common stock on December 31, 2004 of $76.90.

(3)
Amounts reported include options granted in such years (including restoration options) under the 2000 Employee Plan.

(4)
Amounts reported represent payments made in settlement of performance share awards for Messrs. Motamed, O'Reilly, Degnan, and Krump for the three-year periods ended December 31, 2002, 2003 and 2004. The Compensation Committee administers the grant and settlement of performance share awards. In calculating whether the performance target was met for the three-year performance period ended December 31, 2002, the Compensation Committee eliminated the effect of after-tax costs related to the September 11, 2001 terrorist attack and excluded pre-tax charges relating to increases in asbestos reserves in the third and fourth quarters of 2002. In calculating whether the performance target was met for the three-year performance period ended December 31, 2003, the Compensation Committee eliminated the effect of after-tax costs related to the September 11, 2001 terrorist attack and excluded pre-tax charges relating to increases in asbestos reserves in the third and fourth quarters of 2002 and the fourth quarter of 2003. In calculating whether the performance target was met for the three-year performance period ended December 31, 2004, the Compensation Committee excluded pre-tax charges relating to increases in asbestos reserves in the third and fourth quarters of 2002 and the fourth quarters of 2003 and 2004, and also excluded the positive impact of the second quarter 2004 reserve release of $80 million related to World Trade Center loss reserves attributable to the September 11, 2001 terrorist attack. For additional information about the payments made in settlement of performance share awards for the three-year period ending December 31, 2004, see the Organization & Compensation Committee Report in this proxy statement.

(5)
Amounts included in "All Other Compensation" are detailed in the table below.

All Other Compensation

Named Executive Officer	Year	Total 401(k) & 401(k) Excess Benefit Plan	ESOP Qualified & ESOP Excess Benefit Plan	Reimbursement for Forfeited Incentive Compensation		Imputed Income (*)	Total
John D. Finnegan	2004 2003 2002	$138,600 53,000 —	$117,033 58,841 —	$	— 2,160,789 —	— — —	$255,633 2,272,630 —
Thomas F. Motamed	2004 2003 2002	65,652 41,340 20,500	57,971 43,036 22,451		— — —	$197 155 120	123,820 84,531 43,071
Michael O'Reilly	2004 2003 2002	59,320 36,077 17,100	84,200 37,809 19,358		— — —	— — —	143,520 73,886 36,458
John J. Degnan	2004 2003 2002	57,246 35,810 17,467	50,534 37,375 19,808		— — —	— — —	107,780 73,185 37,275
Paul J. Krump	2004 2003 2002	37,050 28,360 11,464	32,479 29,014 12,907		— — —	— — —	69,529 57,374 24,371
    *
    Amounts imputed as income in connection with Chubb's payment in 1999 of a premium on a life insurance policy on the lives of Mr. Motamed and his spouse in exchange for the relinquishing by Mr. Motamed of the right to receive under the Pension Program a lump amount equal to $300,000 plus interest in accordance with his participation in our Estate Enhancement Program.

Aggregated Option/SAR Exercises in 2004 and Option/SAR Values on December 31, 2004

        The following table shows Chubb stock options and stock appreciation rights that our named executive officers exercised during 2004 and the number of shares and the value of grants outstanding as of December 31, 2004 for each named executive officer.

			Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End(*)
Named Executive Officer	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Finnegan	—	—	537,007	83,640	$6,472,525	$1,545,249
Thomas F. Motamed	307,756	$5,413,131	254,158	85,202	625,204	2,138,144
Michael O'Reilly	150,712	2,279,587	297,760	76,074	2,021,555	1,909,077
John J. Degnan	167,490	2,927,007	425,244	76,072	4,651,103	1,909,027
Paul J. Krump	5,560	172,511	73,356	5,967	1,239,801	184,082
*
Based on the per share price of our common stock at December 31, 2004 of $76.90.

2004 Long-Term Executive Incentive Plan Awards

        The following table shows the number of TSRs awarded to the named executive officers in 2004 under the 2004 Employee Plan and the number of shares that would be awarded at threshold, target and maximum. One TSR represents one share of common stock. The number of TSRs earned and paid out at the end of the three-year performance period can vary from 0% to 200% of the original target award based on our total shareholders return relative to the total shareholder returns over the same period for the companies in the S&P 500 Index on the date the performance period begins who continue to file public reports through the entire performance period.

Named Executive Officer	Number of Shares	Performance Period	Threshold (*)	Target	Maximum
John D. Finnegan	81,429	2004-2006	40,715	81,429	162,858
Thomas F. Motamed	33,482	2004-2006	16,741	33,482	66,964
Michael O'Reilly	29,518	2004-2006	14,759	29,518	59,036
John J. Degnan	28,179	2004-2006	14,090	28,179	56,358
Paul J. Krump	4,286	2004-2006	2,143	4,286	8,572
  *
  Threshold is the minimum level of performance required to earn this number of shares; no shares will be earned for performance below the threshold.

        Restricted stock unit awards granted in 2004 are reflected in the Restricted Stock Awards column of the "Summary Compensation Table" above. For additional information regarding the 2004 Employee Plan, see the discussion under the heading "Organization & Compensation Committee Report—2004 Employee Plan."

Pension Program

        Our eligible employees and certain eligible employees of our subsidiaries participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (Pension Plan). As in effect during 2004, the Pension Plan provides to each eligible employee annual retirement income beginning at age 65 equal to the product of:

  •
  the total number of years of participation in the Pension Plan; and

  •
  the excess, if any, of (i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid (final average earnings), over (ii) an amount related to the employee's primary social security benefit.

        Effective January 1, 2001, a cash balance benefit was added to the Pension Plan. Participants who participated in the Pension Plan prior to January 1, 2001 (including Messrs. Motamed, O'Reilly, Degnan and Krump) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraph or the amount calculated under the cash balance formula. Because the amount of the pension benefit described in the preceding paragraph will be greater than the amount calculated under the cash balance formula for Messrs. Motamed, O'Reilly, Degnan and Krump for the foreseeable future, it is likely that none of these individuals will receive a benefit under the Pension Plan based on the cash balance formula.

        The Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code, impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA, which will provide payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between:

  •
  the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Internal Revenue Code; and

  •
  the maximum annual benefits to which those persons are entitled under the Pension Plan by reason of such limitations.

        Accordingly, there are generally two sources of funds available to provide the retirement benefits listed in the table below (and to provide the retirement benefits that will be payable to Mr. Finnegan pursuant to his employment agreement):

  •
  the Pension Plan, to the extent that benefits may be provided thereunder in accordance with the above referenced limitations; and

  •
  our general corporate assets for the portion of these benefits that may not be provided under the Pension Plan.

        The operation of the limitations on the benefits that can be provided under the Pension Plan generally results in a very substantial percentage of the retirement benefits payable to our executive officers being provided from our general corporate assets. As of December 31, 2004, our named executive officers would receive between approximately 79% and 99% of their total retirement benefits from general corporate assets, instead of from the Pension Plan. Assuming for illustrative purposes that each of the named executive officers had obtained the age of 65 and was in pay status, as of December 31, 2004, we estimate that the maximum aggregate retirement benefits payable to the named executive officers out of general corporate assets would be approximately $4.5 million per year. The unfunded benefits equalization plan allows for distribution of the actuarial present value of the portion of the retirement benefits payable thereunder in a lump sum or various forms of annuity following an executive officer's retirement.

        The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the Pension Program).

Estimated Annual Retirement Benefits Payable at Age 65

Straight Life Annuity Basis

	Years of Credited Service
Final Average Earnings	5	10	20	30	35	40	45
$100,000	$8,750	$17,500	$35,000	$52,500	$61,250	$70,000	$78,750
200,000	17,500	35,000	70,000	105,000	122,500	140,000	157,500
400,000	35,000	70,000	140,000	210,000	245,000	280,000	315,000
600,000	52,500	105,000	210,000	315,000	367,500	420,000	472,500
800,000	70,000	140,000	280,000	420,000	490,000	560,000	630,000
1,000,000	87,500	175,000	350,000	525,000	612,500	700,000	787,500
1,300,000	113,750	227,500	455,000	682,500	796,250	910,000	1,023,750
1,600,000	140,000	280,000	560,000	840,000	980,000	1,120,000	1,260,000
1,800,000	157,500	315,000	630,000	945,000	1,102,500	1,260,000	1,417,500
2,000,000	175,000	350,000	700,000	1,050,000	1,225,000	1,400,000	1,575,000
2,200,000	192,500	385,000	770,000	1,155,000	1,347,500	1,540,000	1,732,500
2,400,000	210,000	420,000	840,000	1,260,000	1,470,000	1,680,000	1,890,000
2,600,000	227,500	455,000	910,000	1,365,000	1,592,500	1,820,000	2,047,500
2,800,000	245,000	490,000	980,000	1,470,000	1,715,000	1,960,000	2,205,000
3,000,000	262,500	525,000	1,050,000	1,575,000	1,837,500	2,100,000	2,362,500

        Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates) (the Capital Accumulation Plan), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan in the year paid rather than the year earned.

        The retirement benefits shown assume retirement as of December 31, 2004 at age 65 and computed on the basis of straight life annuity benefits. The benefits shown in the table are subject to an offset of an amount related to the primary social security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

        Messrs. Finnegan, Degnan, Motamed, O'Reilly and Krump have, for the purposes of the Pension Program, 1, 13, 26.5, 34 and 21.5 years of credited service, respectively, and their 2004 remuneration for purposes of the Pension Program was $3,465,000, $1,431,150, $1,641,301, $1,483,000 and $926,250, respectively. In 1999, Mr. Motamed relinquished the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in our Estate Enhancement Program.

        Mr. Finnegan's estimated pension payable at age 65, reflecting his annual base salary of $1,200,000 and target award under the Annual Incentive Compensation Plan (2001) and payment in the normal form of a straight line annuity, is $1,620,000 per year. This includes the amount that Mr. Finnegan is entitled to receive under the supplemental pension benefits provisions of his employment agreement. For additional information, see the summary of Mr. Finnegan's employment agreement under the heading "Executive Compensation—Employment and Change in Control Agreements."

Deferred Compensation Plans

        In addition to the retirement benefits that are described above, we provide the opportunity for certain of our employees to electively defer the payment of certain components of the compensation that would otherwise be payable to them for their services. Frequently, those employees who elect to voluntarily defer compensation chose to have the amounts deferred paid following the termination of their services with us and our affiliates. To avoid current taxation for those employees who participate in these deferral opportunities, the amounts deferred (and any earnings credited thereon) may not be funded and must be payable out of our general corporate assets. The amounts deferred are credited with earnings based on the deemed returns that would have been received had such amounts been invested at a fixed rate of return specified under the arrangements, or other investment options permitted under these arrangements that are generally available for investment in the marketplace. The amounts electively deferred have previously been reported in the Summary Compensation Table to the extent that a participant in these arrangements was an executive officer required to be included in such table in the year for which the compensation was earned. Earnings have not been reported in this table in accordance with the applicable rules promulgated by the SEC for the disclosure of executive compensation because none of the investment measures provides an above-market rate of return within the meaning of such rules. At December 31, 2004, the aggregate amount recorded on our balance sheet in respect of these arrangements for our named executive officers was $1,459,883, of which amount $1,400,000 related to amounts deferred by such officers.

Employment and Change in Control Agreements

  Mr. Finnegan

        Mr. Finnegan entered into an employment agreement with us effective December 1, 2002. The agreement has an initial term of three years. The agreement provides Mr. Finnegan with an annual base salary of $1,200,000, subject to annual increases as determined by the Compensation Committee. He also is eligible to receive annual cash bonuses of between 125% and 250% of his annual base salary based upon performance targets established by the Compensation Committee. Mr. Finnegan will receive an annual supplemental pension benefit equal to 6% of his final average compensation for each year of employment up to a maximum of 60% of his final average compensation, subject to certain offsets. He also is eligible to participate in all retirement plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives.

        Under the terms of his employment agreement, for 2002, Mr. Finnegan received a salary of $100,000 representing one-twelfth of his annual salary and cash bonus of $125,000, representing one-twelfth of his target bonus. In order to induce Mr. Finnegan to leave his previous employer, the Compensation Committee endeavored to make Mr. Finnegan whole for the value of cash and stock incentives he forfeited at his former employer to become our President and Chief Executive Officer.

        In recognition of specified cash incentive compensation that Mr. Finnegan forfeited upon leaving his prior employer, we agreed to pay to him a cash payment, not to exceed $3,000,000, equal to the value of those forfeited incentives as and when substantiated. In February 2003, we determined that value to be $2,160,789 and paid Mr. Finnegan that amount.

        As compensation for Mr. Finnegan having forfeited options to purchase his previous employer's stock, the Compensation Committee agreed to grant Mr. Finnegan stock options under the 2000 Employee Plan having a Black-Scholes value equal to the Black-Scholes value of his forfeited options. Accordingly, on December 2, 2002, the Compensation Committee granted Mr. Finnegan options to purchase 250,920 shares of our common stock at an exercise price of $58.43, the average of the high and low prices of our common stock on the date of grant. The options have a ten-year term and vest in three equal installments. The first two installments vested on December 2, 2003, and December 2, 2004, respectively. The remaining installment vests on December 1, 2005, provided Mr. Finnegan remains employed by us through the remaining vesting date.

        On December 2, 2002, the Compensation Committee also granted to Mr. Finnegan 61,617 shares of restricted stock having a fair market value as the date of grant of $3,600,000 as compensation for his having forfeited performance awards from his previous employer. The restrictions lapsed as to 30,809 shares on December 1, 2003 and as to 30,808 shares on December 2, 2004. On December 1, 2003, Mr. Finnegan's employment agreement was amended to provide for the forfeiture of the 30,308 unvested shares of restricted stock in exchange for a grant of a like number of restricted stock units, as described in the Organization & Compensation Committee Report in the 2004 proxy statement.

        As part of the target compensation established for our Chief Executive Officer, on December 2, 2002, the Compensation Committee granted to Mr. Finnegan a five-year option to purchase 236,109 shares of our common stock at an exercise price of $73.03, 125% of the fair market value on the date of grant, and a ten-year option to purchase 133,618 shares of common stock at an exercise price of $58.43, the fair market value on the date of grant. One-half of each of the options vested on December 2, 2003 and the second half vested on December 2, 2004.

        Consistent with the award practice implemented for all senior executives, Mr. Finnegan's employment agreement was amended to reflect the granting of a restricted stock award in 2003, in lieu of a performance share award for the 2003-2005 performance cycle provided for under the employment agreement, as described in the Organization & Compensation Committee Report in the 2004 proxy statement.

        If Mr. Finnegan's employment is terminated by us, except for cause (as defined in his employment agreement), death or disability, or if he resigns for a good reason (as defined in his employment agreement), or if we do not renew his employment agreement beyond its initial three-year term, he would be eligible to receive:

  •
  a cash payment equal to the sum of his annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and the annual cash bonus for the previous year (if not previously paid);

  •
  a pro-rated annual cash bonus for the year of his termination; and

  •
  an additional payment equal to up to 2.5 times (that multiple being subject to reduction under certain circumstances) the sum of his annual base salary and the average of his annual cash bonuses paid in the preceding three years.

In addition, any stock options, restricted stock, restricted stock units, performance shares and any other stock-based long-term incentive compensation awards held by Mr. Finnegan would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of employment or the expiration of the option term.

        If Mr. Finnegan's employment is terminated for cause or if he resigns other than for good reason or provides us with a notice that he does not wish to renew his employment agreement, we will have no other obligations to him except to provide a cash payment equal to his annual base salary and any accrued vacation pay through the date of termination, any benefits or amounts which he is eligible to receive under our retirement and benefit plans up to the date of termination and, if termination occurs after December 1, 2005, retiree health benefits. Under his employment contract, if Mr. Finnegan's employment terminates because of his death, his beneficiary would receive life insurance proceeds under group life plans or supplemental plans equal to five times his annual base salary. In the case that his employment is terminated due to his becoming disabled, Mr. Finnegan would receive 60% of his annual base salary under the terms of his employment agreement. In addition, in the case of his death or disability, Mr. Finnegan or his beneficiary would receive a cash payment consisting of the prior year's annual cash bonus (if not previously paid) and a pro-rata annual cash bonus for the year in which his employment was terminated.

        The employment agreement provides Mr. Finnegan with indemnification under our restated certificate of incorporation and By-Laws and coverage under our directors and officers insurance policies. The employment agreement also provides for certain restrictive covenants to which Mr. Finnegan has agreed, such as non-competition and non-solicitation provisions which run during the term of Mr. Finnegan's employment through the second anniversary of the termination thereof.

        The employment agreement provides that Mr. Finnegan will receive the change in control benefits provided to our senior executives generally and an additional payment to compensate him for any excise tax assessed against his change in control payments. However, Mr. Finnegan will not receive severance pay or benefits under his employment agreement if those payments and benefits are paid under the change in control agreement he has with us. The change in control agreement is described below.

        Mr. Finnegan's change in control agreement provides generally that the terms and conditions of his employment (including position, location, and benefits) would not be adversely changed during the three-year period after a change in control. If a change in control occurs and we terminate Mr. Finnegan's employment (other than for cause, death or disability) or if Mr. Finnegan resigns for good reason during the three-year period following a change in control (or upon his termination as a result of certain events in connection with or in anticipation of a change in control), Mr. Finnegan would be generally entitled to receive:

  •
  a cash payment equal to the sum of his annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and the annual cash bonus for the previous year (if not previously paid);

  •
  a pro-rata bonus through the date of termination for the year in which the termination of employment occurs;

  •
  three times his annual base salary and "highest annual bonus" (as defined in the agreement); and

  •
  continued benefits under our welfare benefit plans and programs for three years and the value of benefits he would have accrued under our qualified and supplemental pensions plans if he had continued to be employed for an additional three years.

In addition, any stock options, restricted stock, restricted stock units, performance shares and any other stock-based long-term incentive compensation awards held by Mr. Finnegan would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term.

        In general, a change in control is one or more of the following events:

  •
  certain changes are made to the composition of our Board;

  •
  any person acquires 20% or more of our outstanding common stock;

  •
  a merger, sale of all or substantially all of our assets or similar transaction; or

  •
  if we are completely liquidated or dissolved.

        The change in control agreement provides for confidentiality, non-competition and non-solicitation on the part of Mr. Finnegan. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan's employment through the second anniversary of the termination thereof.

  Messrs. Motamed, O'Reilly and Degnan

        We have severance agreements with Messrs. Motamed, O'Reilly and Degnan. These agreements become operative only upon a change in control that occurs while the executive officer is employed by us. In general, a change in control is one or more of the following events:

  •
  certain changes are made to the composition of our Board; or

  •
  any person acquires more than 25% of our outstanding common stock.

These agreements have an initial term of two years and are automatically extended for successive two-year periods unless we give one year's prior notice that we are terminating the agreement at the end of the then current two-year period.

        If a change in control occurs and the executive officer's employment with us terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the executive officer except for good reason as described in the severance agreements), the executive officer becomes entitled to twice the sum of:

  •
  one year's salary at the annual rate in effect at the time of the change in control; and

  •
  the average of his annual awards under our cash incentive compensation plans for the three years preceding such change in control.

Also, we must maintain in force the insurance and disability benefits available to the executive officer immediately prior to the change in control, or their equivalents, until the earlier of two years after termination or the commencement of new, full-time employment.

EQUITY COMPENSATION PLAN INFORMATION

        The following table shows certain information with respect to our equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	20,113,037	(2)	$62.55	(4)	15,157,023	(6)
Equity compensation plans not approved by security holders(1)	218,584	(3)	$57.78	(5)	215,213	(1)
Total	20,331,621		$62.54	(5)	15,372,236

(1)
These plans are The Chubb Corporation Defined Contribution Excess Benefit Plan (Excess Benefit Plan) and the Deferred Compensation Plan for Directors (Deferred Compensation Plan), under which 91,825 shares of common stock and 123,388 shares of common stock, respectively, are available for future issuance.

The Excess Benefit Plan is a non-qualified, defined contribution plan and covers those participants in the Capital Accumulation Plan and The Chubb Corporation Employee Stock Ownership Plan whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the Excess Benefit Plan is entitled to a benefit equaling the difference between the participant's benefits under the Capital Accumulation Plan and The Chubb Corporation Employee Stock Ownership Plan, without considering the applicable Internal Revenue Code limitations, and the participant's actual benefits under such plans. A participant's excess Employee Stock Ownership Plan benefit is expressed as shares of Chubb common stock. Payments under the Excess Benefit Plan are generally made: (1) for excess benefits related to the Capital Accumulation Plan in cash annually as soon as practical after the amount of excess benefit can be determined; and (2) for excess benefits related to The Chubb Corporation Employee Stock Ownership Plan, in common stock as soon as practicable after the earlier of the participant's 65th birthday or termination of employment.

The material terms of the Deferred Compensation Plan are described in this proxy statement under the heading "Corporate Governance—Directors' Compensation."

(2)
Includes 1,113,300 shares, representing 150% of the aggregate target performance share awards for the three-year performance cycle ended December 31, 2004 and 200% of the aggregate target for the total shareholder return awards for the three-year performance cycle ending December 31, 2006, which is the maximum number of shares issuable under these Plans. At the end of each performance cycle, the Compensation Committee determines the actual number of shares to be received by Plan participants. In March 2005, the Compensation Committee determined that recipients would receive 105% of their performance share targets for the three-year performance cycle ended December 31, 2004. For additional information about the payments made in settlement of performance share awards for the three-year period ended December 31, 2004, see the Organization & Compensation Committee Report in this proxy statement.

(3)
Includes an aggregate of 43,615 shares issuable upon exercise of the special option grants awarded to three independent directors in 2002 as individual compensation for their service on our CEO search committee.

(4)
Weighted average exercise price excludes shares issuable under outstanding performance share awards, TSR awards, restricted stock unit awards and director stock unit awards.

(5)
Weighted average exercise price consists of exercise price of special option grants described in note (3) above, and excludes shares issuable in connection with the Excess Benefit Plan and the Deferred Compensation Plan.

(6)
Includes 7,069,966 shares available for issuance under the Global Employee Stock Purchase Plan (2001), 6,841,565 shares available for issuance under the 2004 Employee Plan, 245,492 shares available for issuance under the 2004 Director Plan and 1,000,000 shares available for issuance under The Chubb Corporation 2003 Producer Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(5)
AXA	17,475,943	(1)	9.0%
Capital Research and Management Company	12,244,230	(2)	6.3%
Dodge & Cox	11,268,062	(3)	5.8%
Morgan Stanley	10,331,535	(4)	5.3%

(1)
Reflects ownership as of December 31, 2004 as reported on a Schedule 13G filed with the SEC jointly by AXA, located at 25, avenue Matignon, 75008 Paris, France; its subsidiary, AXA Financial, Inc., located at 1290 Avenue of the Americas, New York, NY 10104; and the following entities which, as a group, control AXA: AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, each located at 26, rue Drouot, 75009 Paris, France and AXA Courtage Assurance Mutuelle, located at 26, rue Drouot, 75009 Paris, France (collectively the AXA Group). The AXA Group reports sole voting power over 9,596,987 of the reported shares, shared voting power over 1,974,936 of the reported shares, sole dispositive power over 17,474,451 of the reported shares and shared dispositive power over 1,493 reported shares. These holders have certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)
Reflects ownership as of December 31, 2004 as reported on a Schedule 13G filed with the SEC by Capital Research and Management Company, located at 333 South Hope Street, Los Angeles, CA 90071. Capital Research and Management Company reports sole voting power over zero reported shares, shared voting power over zero reported shares and sole dispositive power over all of the reported shares. Capital Research and Management Company has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)
Reflects ownership as of December 31, 2004 as reported on a Schedule 13G filed with the SEC by Dodge & Cox, located at 555 California Street, 40th Floor, San Francisco, CA 94104. Dodge & Cox reports sole voting power over 10,545,912 of the reported shares, shared voting power over 183,100 of the reported shares and sole dispositive power over all of the reported shares. Dodge & Cox has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)
Reflects ownership as of December 31, 2004 as reported on a Schedule 13G filed with the SEC by Morgan Stanley, located at 1585 Broadway, New York, New York 10036. Morgan Stanley reports sole voting power over 9,986,310 of the reported shares, shared voting power over 19,469 of the reported shares, sole dispositive power over 9,986,310 of the reported shares and shared dispositive power over 19,469 of the reported shares. Morgan Stanley has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(5)
Based upon 194,166,186 shares of our common stock outstanding as of March 7, 2005.

        The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our executive officers named in the "Summary Compensation Table" in this proxy statement and by our directors and executive officers as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Deferral Plan(3)	Percent of Class(4)
Zoë Baird(5)	20,822	1,665	*
Sheila P. Burke(6)	28,587	—	*
James I. Cash, Jr.(7)	29,022	385	*
Joel J. Cohen(8)	101,569	15,572	*
James M. Cornelius(9)	40,322	2,387	*
John D. Finnegan(10)	667,787	—	*
Klaus J. Mangold(11)	8,922	218	*
Sir David G. Scholey, CBE(12)	49,322	4,335	*
Raymond G.H. Seitz(13)	36,522	1,569	*
Lawrence M. Small(14)	69,956	7,782	*
Daniel E. Somers(15)	5,346	367	*
Karen Hastie Williams(16)	12,422	—	*
Alfred W. Zollar(17)	16,322	—	*
John J. Degnan(18)	493,205	—	*
Paul J. Krump(19)	101,778	—	*
Thomas F. Motamed(20)	424,869	—	*
Michael O'Reilly(21)	458,910	—	*
All directors and executive officers as a group(22)	2,890,425	34,281	1.5

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each director and executive officer named in this table is c/o The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

(2)
Unless otherwise indicated, share amounts are as of March 7, 2005 and each person has sole voting and investment power with respect to the shares listed.

(3)
Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan (see "Corporate Governance—Directors' Compensation" in this proxy statement). The value of units allocated to this account is based upon the per share price of our common stock at December 31, 2004 of $76.90. These units are payable in shares of common stock following termination of service or a specified date but do not have current voting or investment power.

(4)
Based upon 194,166,186 shares of our common stock outstanding as of March 7, 2005.

(5)
Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) (the 2001 Director Plan) and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(6)
Includes 28,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(7)
Includes 24,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(8)
Includes 56,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans, 36,347 shares that may be purchased within 60 days pursuant to an outstanding special stock option grant and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(9)
Includes 24,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares,' payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(10)
Includes 537,007 shares that may be purchased within 60 days pursuant to the 2000 Employee Plan, 27,142 restricted stock units that will vest on April 27, 2007 and 24,047 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan, 91 shares that were allocated to Mr. Finnegan pursuant to the Chubb Corporation Employee Stock Ownership Plan (ESOP) and 30,808 restricted stock units that are fully vested which Mr. Finnegan has elected to defer receipt of until retirement. This amount does not include TSRs representing a target of 81,429 shares for the performance period ending December 31, 2006 and 72,143 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

(11)
Includes 8,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(12)
Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home (for which Sir David Scholey disclaims beneficial ownership), 48,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(13)
Includes 36,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(14)
Includes 56,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans, 3,634 shares that may be purchased within 60 days pursuant to an outstanding special stock option grant and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(15)
Includes 4,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(16)
Includes 12,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(17)
Includes 12,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans and 322 stock units that are fully vested pursuant to the 2004 Director Plan. This amount does not include TSRs representing a target of 965 shares; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the performance period ending December 31, 2006.

(18)
Includes 408,396 shares which Mr. Degnan has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term incentive plans, 9,392 restricted stock units that will vest on April 27, 2007 and 7,688 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan and 3,049 shares that were allocated to Mr. Degnan pursuant to the ESOP. This amount does not include TSRs representing a target of 28,179 shares for the performance period ending December 31, 2006 and 23,067 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

(19)
Includes 74,823 shares which Mr. Krump has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term incentive plans, 1,428 restricted stock units that will vest on April 27, 2007 and 1,265 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan and 2,992 shares that were allocated to Mr. Krump pursuant to the ESOP. This amount does not include TSRs representing a target of 4,286 shares for the performance period ending December 31, 2006 and 3,797 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

(20)
Includes 339,360 shares which Mr. Motamed has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term incentive plans, 11,160 restricted stock units that will vest on April 27, 2007 and 9,413 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan, 951 shares in the Corporation Stock Fund of the Capital Accumulation Plan and 3,338 shares that were allocated to Mr. Motamed pursuant to the ESOP. This amount does not include TSRs representing a target of 33,482 shares for the performance period ending December 31, 2006 and 28,240 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

(21)
Includes 356,696 shares which Mr. O'Reilly has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term incentive plans and 9,839 restricted stock units that will vest on April 27, 2007 and 7,910 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan. This amount does not include TSRs representing a target of 29,518 shares for the performance period ending December 31, 2006 and 23,731 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

(22)
Includes 581 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 12,995 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 216,008 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term incentive plans and 5,143 restricted stock units that will vest on April 27, 2007 and 4,612 restricted stock units that will vest on March 3, 2008 pursuant to the 2004 Employee Plan. This amount does not include TSRs awarded to executive officers other than those listed in the table above representing a target of 15,436 shares for the performance period ending December 31, 2006 and 13,841 shares for the performance period ending December 31, 2007; payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals.

CERTAIN TRANSACTIONS AND OTHER MATTERS

Transactions with Certain Shareholders

        At December 31, 2004, AXA was the beneficial owner of more than 5% of our outstanding common stock. During 2004, our property and casualty insurance subsidiaries ceded reinsurance to subsidiaries of AXA of approximately $8.2 million. In addition, in 2004, AXA purchased insurance policies from certain of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $572,000.

        At December 31, 2004, Capital Research and Management Company was the beneficial owner of more than 5% of our outstanding common stock. In 2004, Capital Research and Management Company purchased insurance policies from certain of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2.3 million.

        At December 31, 2004, Dodge & Cox was the beneficial owner of more than 5% of our outstanding common stock. As of December 31, 2004, Dodge & Cox managed approximately $202 million of assets in our Pension Plan. Dodge & Cox also manages one of the funds offered to participants in our Capital Accumulation Plan. In addition, Dodge & Cox purchased insurance policies from one of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $340,000.

        At December 31, 2004, Morgan Stanley was the beneficial owner of more than 5% of our outstanding common stock. As of December 31, 2004, an affiliate of Morgan Stanley managed approximately $216 million of assets in our Pension Plan. In addition, a Morgan Stanley affiliate manages one of the funds offered to participants in our Capital Accumulation Plan. In 2004, a subsidiary of Morgan Stanley purchased insurance policies from one of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2.3 million.

Transactions with Directors, Executive Officers and their Associates

        UBS AG of Switzerland, through its affiliated companies, provides certain securities transaction services to us and to our subsidiaries. In addition, we have entered into two credit derivatives transactions with entities affiliated with UBS AG. Sir David G. Scholey, CBE is a Senior Advisor to UBS Investment Bank, the investment banking division of UBS AG of Switzerland. We believe that our transactions with these firms were effected on terms as favorable to us and to our subsidiaries as could be obtained from other sources in view of the nature of the services rendered.

        In 2004, we made several donations to charitable organizations with which certain of our directors (or members of their immediate families) were affiliated. Certain of these donations are described in greater detail under the heading "Corporate Governance—Director Independence" in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC.

        Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2004, except for Joanne L. Bober, former Senior Vice President and General Counsel, and Henry B. Schram, Senior Vice President and Chief Accounting Officer, each of whom filed a Form 4 due on December 22, 2004 on December 23, 2004 due to an administrative oversight; Michael J. Marchio, Executive Vice President of Chubb & Son, a division of Federal Insurance Company, who filed a Form 4 due on November 4, 2004 on February 10, 2005 due to an administrative oversight and Robert C. Cox, Executive Vice President of Chubb & Son, a division of Federal Insurance Company, who filed a Form 4 due on February 6, 2005 on February 11, 2005 due to an administrative oversight.

STOCK PERFORMANCE GRAPH

        The following performance graph compares the performance of our common stock during the five-year period from December 31, 1999 through December 31, 2004 with the performance of the Standard & Poor's 500 Index and the Standard & Poor's Property & Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.

        The information contained under the heading "Stock Performance Graph" shall not be deemed to be "soliciting material," to be "filed" with the Commission, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board has nominated the following individuals for election to our Board this year:

Zoë Baird Sheila P. Burke James I. Cash, Jr. Joel J. Cohen James M. Cornelius John D. Finnegan Klaus J. Mangold	Sir David G. Scholey, CBE Raymond G.H. Seitz Lawrence M. Small Daniel E. Somers Karen Hastie Williams Alfred W. Zollar

        Each nominee for director was previously elected by our shareholders at the 2004 annual meeting and has served continuously since then. Information regarding the business experience of each nominee is provided in this proxy statement under the heading "Our Board of Directors." Each director is elected annually to serve until the next annual meeting and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors.

        Our Board expects that all of the nominees named in this proxy statement will be available for election, and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by the Board, unless the Board reduces the number of directors. The Board has, in accordance with our By-Laws, fixed the number of directors to be elected at 13. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

        If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the 13 individuals recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

        The Board of Directors unanimously recommends that you vote "FOR" each of the foregoing nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP as our independent auditor. The appointment of Ernst & Young is being submitted to our shareholders for ratification. Ernst & Young has acted as our independent auditor for many years. The following summarizes the fees billed to us by Ernst & Young for professional services rendered in 2004 and 2003:

	2004	2003
Audit Fees(1)	$6,325,000	$3,755,000
Audit-Related Fees(2)	$395,000	$640,000
Tax Fees(3)	$390,000	$450,000
All Other Fees(4)	$410,000	$210,000

(1)
Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. Audit Fees for 2004 and 2003 include $2,864,000 and $230,000, respectively, incurred in connection with our compliance with the requirements of the Sarbanes-Oxley Act of 2002.

(2)
Audit-Related Fees primarily relate to employee benefit plan audits and certain non-insurance related statutory audits.

(3)
Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)
All Other Fees relate to other services not described in notes (1), (2), and (3) above.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining Ernst & Young's independence.

        From and after August 2002, the Audit Committee has pre-approved all services performed for us by Ernst & Young. Our policy on pre-approval of independent auditor services is attached to this proxy statement as Annex A.

        Representatives of Ernst & Young are expected to be present at the annual meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

        The affirmative vote of a majority of the shares of our common stock represented and voting at the annual meeting is required to ratify the appointment of Ernst & Young as our independent auditor. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

        The Board of Directors unanimously recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditor.

SOLICITATION OF PROXIES

        We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the mails, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, we have entered into an agreement with Georgeson Shareholder Communications Inc., New York, New York, pursuant to which Georgeson will assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which is estimated not to exceed $12,500 plus out-of-pocket expenses.

2006 SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for presentation at our annual meeting of shareholders in the year 2006 must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615 no later than November 24, 2005, and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2006 annual meeting.

        Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures outlined in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge to shareholders of record upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com. Our By-Law procedures are separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

        One of the procedural requirements in our By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting and/or the nomination the shareholder proposes to make at the meeting. Notice of business proposed to be brought before the 2006 annual meeting and/or director nominations proposed to be made at the 2006 annual meeting must be received by our Corporate Secretary no earlier than December 27, 2005 and no later than January 26, 2006.

        The notice for business that the shareholder proposes to bring before the meeting must be a proper matter for shareholder action and must describe:

  •
  the business proposed to be brought before the meeting;

  •
  the reasons for conducting the business at the meeting;

  •
  any material interest of the shareholder in the business;

  •
  the beneficial owner, if any, on whose behalf the proposal is made;

  •
  the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

  •
  the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

        The notice for a nomination the shareholder proposes to make at the meeting must describe:

  •
  all information relating to each person whom the shareholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if so elected;

  •
  the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

  •
  the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

By Order of the Board of Directors, HENRY G. GULICK Vice President and Secretary

March 25, 2005

ANNEX A
THE CHUBB CORPORATION
POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.     Statement of Principles

        The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the SEC's rules on auditor independence.

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the "Corporation") in order to assure that the provision of such services does not impair the auditor's independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.    Delegation

        The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $25,000 per engagement. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

        The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.  Audit Services

        Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation's independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.    Audit-Related Services

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation and consultations related to financial accounting or reporting standards.

V.     Tax Services

        The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations; the rendering of services to the

A-1

Corporation, its executive officers and its directors by the independent auditor in connection with the auditor's recommendation of such transaction or transactions is prohibited.

VI.   All Other Services

        The Audit Committee believes that certain specific non-audit services do not impair the auditor's independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as "All Other Services" that it believes are routine and recurring services that would not impair the independence of the auditor. "All Other Services" may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation's financial statements.

VII. Procedures

        Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific pre-approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor as to whether, in its view, the request is consistent with the SEC's rules on auditor independence.

        The Audit Committee will consider whether such service requests are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation's business, people, culture, accounting systems, risk profile and other factors.

        The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

        The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.   Prohibited Non-Audit Services

        Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC's rules. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

  •
  Bookkeeping or other services related to the accounting records or financial statements of the Corporation

  •
  Financial information systems design and implementation

  •
  Appraisal or valuation services, fairness opinions or contribution-in-kind reports

  •
  Actuarial services

  •
  Internal audit outsourcing services

  •
  Management functions or human resources

  •
  Broker-dealer, investment adviser, or investment banking services

  •
  Legal services and expert services unrelated to the audit

  •
  Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible

A-2

THE CHUBB CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8666
EDISON, NJ 08818-8666

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/cb	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

FOLD AND DETACH HERE

☒	Please mark your votes as in this example.

    The Board of Directors recommends a vote "FOR" proposals 1 and 2.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)			2.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditor	☐	☐	☐
		FOR ☐	WITHHELD ☐
		To withhold authority to vote for any nominee, specify name below:
	☐

				When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If the undersigned has voting rights with respect to shares of Common Stock under The Chubb Corporation Employee Stock Ownership Plan and/or The Chubb Corporation Capital Accumulation Plan (the "Plans"), the trustees of the Plans will vote those shares as directed. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted FOR proposals 1 and 2.
				In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
				When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer

Signature:	Date:	Signature:	Date:

FOLD AND DETACH HERE

P

R

O

X

Y

THE CHUBB CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
CHUBB CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
APRIL 27, 2004

The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 25, 2004, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, HENRY G. GULICK and DOUGLAS A. NORDSTROM, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 10:00 a.m., local time, on April 27, 2004 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned's behalf in The Chubb Corporation Employee Stock Ownership Plan and The Chubb Corporation Capital Accumulation Plan.

Nominees for the Election of Directors are:

01. 02. 03. 04. 05. 06. 07.	Zoë Baird Sheila P. Burke James I. Cash, Jr. Joel J. Cohen James M. Cornelius John D. Finnegan Klaus J. Mangold	08. 09. 10. 11. 12. 13.	Sir David G. Scholey, CBE Raymond G.H. Seitz Lawrence M. Small Daniel E. Somers Karen Hastie Williams Alfred W. Zollar

QuickLinks

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
2005 ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT
PROXY AND VOTING INFORMATION
CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS
COMMITTEE ASSIGNMENTS
Audit Committee
Compensation Committee
Executive Committee
Finance Committee
Governance Committee
Pension & Profit Sharing Committee
AUDIT COMMITTEE REPORT
ORGANIZATION & COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Restricted Stock/Restricted Stock Unit Table
Restricted Stock/Restricted Stock Unit Table (Continued)
All Other Compensation
Estimated Annual Retirement Benefits Payable at Age 65 Straight Life Annuity Basis
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS AND OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCK PERFORMANCE GRAPH
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
SOLICITATION OF PROXIES
2006 SHAREHOLDER PROPOSALS AND NOMINATIONS
ANNEX A THE CHUBB CORPORATION POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES